Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Advaxis, Inc. on Post-Effective Amendment No. 1 to the Form S-1 on Form S-3 of our report dated January 5, 2015, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2014 and 2013 and for the years then ended appearing in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2014. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY

January 6, 2015